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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

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Check the appropriate box:
/ / Preliminary Proxy Statement
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/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             GENZYME CORPORATION
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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      to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is
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June 5, 1997

Dear Stockholder:

     On June 12, 1997, Genzyme will be holding a special meeting of stockholders at which you are being asked to approve several proposals: (i) a merger agreement between Genzyme and PharmaGenics, Inc., providing for the acquisition of PharmaGenics, Inc. in exchange for shares of a new Genzyme security ("GMO Stock") that is intended to reflect the value and track the performance of the Molecular Oncology Division ("GMO"), a new division to be established by the Company; (ii) the redesignation of outstanding common stock, and (iii) amendments to the Company's benefit plans to allow for the issuance of GMO Stock.

     This is a reminder to you that if you have not yet voted your proxy, you should do so as soon as possible. Your vote is important to us.

     We are requesting your favorable vote on these proposals. The acquisition of PharmaGenics and the establishment of GMO is an important expansion for us in a field where we know there is tremendous need and where we feel we have the ability to make a significant contribution. This new tracking stock allows us to focus and build our cancer programs in a dedicated division while maintaining access to the corporation and its infrastructure. In addition, it provides shareholders with a vehicle to specifically direct their investment in Genzyme.

     The redesignation of Genzyme's classes of common stock and authorization for 150 million shares of undesignated common stock are intended to give the Genzyme Board of Directors a means to act quickly and definitively to complete future acquisitions or to further divide the business of Genzyme into additional divisions, in each case through the creation of a separate series of common stock. Such actions could be undertaken without the delay and uncertainty caused by the need to obtain stockholder approval for the creation of a new class of common stock. As a result, the Genzyme Board believes that the undesignated common stock would allow it to more efficiently enhance stockholder value.

     We are also asking your approval for amendments to equity-based benefit plans to authorize the issuance of GMO Stock. The addition of GMO Stock to these plans is designed to incentivize employees who will be focused on building the GMO business. The use of equity-based programs to compensate employees ties their performance directly to the performance of the division - a direct connection to shareholder interests.

     As a company, we are also aware of the concerns of our shareholders with regard to the dilutive effect of equity-based benefit plans. Over the past few years, we have placed increasing limits on these programs to reflect your concerns while striving to maintain our ability to attract and retain the best qualified employees in an increasingly competitive industry. Specifically:


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o    We have granted an increasing number of stock options that are performance related. Performance related options have objectives that are based on achieving specific revenue, profitability or stock price goals within relatively short periods of time, all of which are consistent with increasing shareholder value.

o 23% of General Division options outstanding are performance related grants. 7% of options outstanding are performance grants tied directly to specific increases in the stock price.

o 16% of Tissue Repair Division options outstanding are performance related grants, all of which are tied to increases in the stock price.

o Over the past four years, the Compensation Committee has reduced the number of shares which may be granted to employees even though our employee base has doubled, a recognition of the growing maturity of the Company.

o We will no longer grant options to all newly hired full time employees. New hire grants will be made selectively in situations where, for competitive reasons, a key person or key position is needed.

o In the Stock Purchase Plan program, the Genzyme Board has imposed limits for the purchase of Tissue Repair Division Stock by employees. An employee can contribute a maximum of 5% of salary (previously 15%) to the program, and can only purchase $8,300 of market value (a maximum of 1,149 shares in 1997 under the existing enrollment) in Tissue Repair Stock. We intend to impose limits on the purchase of GMO Stock similar to those currently in place for Tissue Repair.

o Our current employment turnover rate is 12%, still well below the industry average of 18%. Our employees are our greatest asset, and they are crucial to our continued success and growth.

It is our hope that you will support these proxy proposals.


Sincerely,




/s/ Susan P. Cogswell
Director, Shareholder Relations